Exhibit 99.1

David Bailey, Chairman and CEO of KindlyMD

SEPTEMBER 15, 2025

To our shareholders:

From the moment Kindly MD, Inc. announced its intention to merge with Nakamoto Holdings, Inc., through last month’s closing, and into today, our stock has experienced extreme volatility, both up and down. Your support and investment reflect the trust you’ve placed in our leadership and vision. That trust is the foundation on which we are building, and we are committed to earning it every day.

The entire public Bitcoin treasury space has been tested in recent months, yet this is exactly when conviction matters most. The question is not whether challenges exist—they always do—but whether the principles that guide us remain intact.

After more than 13 years of building through Bitcoin’s cycles, including four bear markets with 70%+ drawdowns, we know resilience and discipline separate those who endure from those who fade. Our core principles have not changed. We believe in Bitcoin’s long-term strength as the global reserve asset, and we believe that its growth trajectory through public markets is inevitable for global adoption. That moment has arrived, and we believe our unmatched experience in Bitcoin, our commitment to this vision and our strategy to build an enduring legacy for this industry, is a unique strength that will make our company and its shareholders a tour de force in the next adoption cycle.

In addition, KindlyMD’s health care subsidiary is positioned at the forefront of a personalized healthcare landscape, leveraging advanced data analytics and integrated treatment protocols to deliver a more holistic and meaningful patient experience.

We are more than just a healthcare company with a Bitcoin treasury. Our mission is to build the defining Bitcoin-native financial institution. Our mission is to build the defining Bitcoin-native financial institution.

Our S3 Filing and PIPE Share Registration

On Friday, September 12th, we filed Form S3, registering the shares sold in our PIPE fundraising. With these shares entering the market, we expect share price volatility may increase for a period of time. However, we view this moment as a critical opportunity for us to establish our base of aligned shareholders who are committed to our long-term vision. The foundation we build over the next few weeks and months will propel our strategy forward, for those that want to be part of it. For those shareholders who have come looking for a trade, I encourage you to exit. This transition may represent a point of uncertainty for investors, and we look forward to emerging on the other side with alignment and conviction amongst our backers. We’ve been working hard to prepare for what’s next, we have a plan, and we are prepared.

Our Thesis

Bitcoin has moved firmly into the mainstream of finance. What was once dismissed as a fringe experiment has become a trillion-dollar asset, held by institutions, sovereigns, public companies, and millions of individuals worldwide. We believe every class of investor, across every major capital market, will recognize the need for exposure. Yet unlike any other mainstream asset, whether equities, bonds, or commodities, direct ownership of Bitcoin remains uniquely difficult across the globe.

We believe this has created an unprecedented opportunity for new Bitcoin investors and for the longstanding Bitcoin industry. The securities of publicly-traded Bitcoin treasury companies provide investors with Bitcoin exposure, conform with existing regulatory frameworks, and are accessible through the same brokerage accounts investors already use. We expect the rise of Bitcoin treasury companies to dramatically expand access to Bitcoin and diversify the global investor landscape. In turn, we expect this will increase liquidity in Bitcoin and grow value for our shareholders.

Our Bitcoin Strategy

●	Raise capital to build a Bitcoin-denominated treasury

●	Invest our Bitcoin into Bitcoin-focused companies or companies with Bitcoin on the balance sheet (i.e., Bitcoin-backed securities) across markets and asset classes

●	Earn Bitcoin-linked income by building a portfolio of Bitcoin-native operating companies

●	Compound Bitcoin per share and repeat

In short: Grow. Invest. Earn. Save. These are the fundamentals of building any enduring enterprise. The difference is that our company is being built on a Bitcoin standard.

Our Execution

Since inception of our Bitcoin strategy, we have:

●	Raised $742 million and completed our merger

●	Established a 5,700+ BTC treasury

●	Built a seasoned leadership team

●	Launched a $5 billion ATM program in partnership with eight leading financial institutions, including TD Securities

●	Closed our first investment into Dutch Bitcoin treasury company, Treasury, alongside Winklevoss Capital

●	Committed $30M investment into Metaplanet, Japan’s leading Bitcoin treasury company

●	Secured an option to acquire BTC Inc, owner of Bitcoin Magazine, The Bitcoin Conference, subject to its acquisition of UTXO Management

●	Launched our options chain with Nasdaq

●	Streamlined healthcare operations in Utah, dramatically improving per-patient, per-visit profit metrics

Beyond these milestones, the leadership team we’ve assembled has a proven track record of building iconic, enduring, and profitable companies, including at Foundry, Galaxy, Fidelity Investments, Bitcoin Magazine, UTXO Management, The Bitcoin Conference, and VICE Media. This track record demonstrates not only operational excellence, but the ability to transform bold ideas into enduring institutions.

Looking Ahead

Our mission is clear: build the leading Bitcoin-native financial institution. That requires a long-term strategy, creative thinking, and disciplined yet nimble execution. What I’ve shared today is a summary of our strategy and what we’ve accomplished in our first 30 days.

We are confident that the combination of a strong treasury, strong leadership, a proven track record, and an ambitious vision, we are positioned to lead this emerging category. We will continue to pursue growth responsibly, compound Bitcoin per share, and above all, steward your trust.

Thank you for standing with us at the start of this journey. I hope that you share our conviction and join us in this exciting next chapter.

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